Exhibit 10.16

LEASE

THIS LEASE is made this 2nd day of August, 2004, to commence on the completion of the building constructed on the real estate described in paragraph 1 below, estimated to be on or about February 15, 2005, by and between ROCKING HORSE FARM, LLC, a North Dakota limited liability company, called “Landlord,” and TITAN MACHINERY, INC., a corporation duly licensed to conduct business in the State of North Dakota, called “Tenant”.

For and in consideration of the rentals herein reserved and the conditions, covenants and agreements herein contained, to be kept, observed and performed by Tenant, Landlord does hereby lease to Tenant the Leased Premises as described in paragraph 1 below.

The terms and conditions of this lease and the obligations of the Landlord to proceed with the transaction contemplated herein is contingent on the following:  (1) Landlord negotiating and entering into a construction contract with the builder, Olaf Anderson and Son Construction Company, with estimated construction costs within the budget described as the estimated project cost in paragraph 4 below, and the Landlord negotiating and entering into a loan transaction with a lender of Landlord’s choice under terms and conditions acceptable to the Landlord.  Landlord shall notify Tenant on or before September 15, 2004, that the contingencies have been satisfied.  Should the contingencies not be satisfied by such date, the Tenant may terminate this Lease.

1.                                       LEASED PREMISES.

Lot 3, Block 1, Rocking Horse Farm First Subdivision, to the City of Fargo, Cass County, North Dakota, together with a building to be constructed on the real estate containing approximately 12,700 leaseable square feet (“Building”) and other improvements all as further described below and as further described in the attached schedules;

Subject to or otherwise benefiting from the following easements:

a.             The Landlord shall cause to be constructed a parking lot on and adjacent to the lot line separating Lots 2 and 3 of Rocking Horse Farm First Subdivision.  The easement is in the process of being drafted but the tenant shall have a right of ingress and egress and the right to park on such parking lot and the owner of Lot 2 shall have a similar easement for ingress and egress and parking on the parking lot; and

b.              All lots in Rocking Horse Farm First Subdivision (Lots 1 through 5) will drain through a “swale” which will run through the center of the lots and along the lot line between Lots 1 and 5 to a central holding pond.  The easement is in the process of being drafted.  Lot 3, as the other lots in Rocking Horse Farm First Subdivision, will be subject to and otherwise benefit from the easement regarding drainage.

c.               A currently undefined circular area around the center of the subdivision where all lots adjoin, which area will be maintained as a common area (see Schedule 1.A.)

The easements are subject to the approval of the Tenant, which approval will not be unreasonably withheld.

The purpose of this Lease is for Landlord to lease to Tenant and Tenant to lease from Landlord the underlying real estate described above together with the built-to-suit building to be built by the Landlord for use by the Tenant (collectively referred to as the “Leased Premises”).  Landlord shall be responsible for any costs and expenses associated with the general construction of the building and basic “fit-up” as described below, the improvements to the grounds, including location of the above-described easements, landscaping sidewalks, and parking lot and parking lot lighting, and the costs of providing utilities and other basic services to the Building.  Attached hereto and incorporated by reference herein as schedules 1.A. and 1.B. are copies of the site plan and the plans and specifications for the Building.

Landlord and Tenant shall be separately responsible for paying the costs of “fit up” of the Leased Premises as described in Schedule 1.C.  Subject to review by the Tenant, it will be the Landlord’s responsibility, along with the Landlord’s architect, to establish the interior floor plan and to make determinations with regard to location of walls and utility services.  The Tenant shall have an opportunity to review such plans and to consent to the same, the consent to not be unreasonably withheld.  The Landlord will contract for the construction of the Building and the Landlord “fit up” and pay for the same.

The Tenant acknowledges that a portion of the Building will be delivered “unfinished” for later use by the Tenant or subtenants.  The Tenant shall be responsible for all “fit up” associated with the “unfinished” space, although the parties agree that they will negotiate, in good faith, regarding the Landlord paying for such fit up with a corresponding increase in the rent.  Tenant “fit up” of the unfinished, including floor plan and design, will be subject to the approval of the Landlord, which approval will not be unreasonably withheld.

2.                                       USE.  Tenant shall occupy and use the Leased Premises solely for the purposes of an office building, housing the corporate offices of Tenant and other administrative functions related to the business of Tenant.

3.                                       TERM.  The term of this Lease shall be for about ten (10) years beginning approximately February 15, 2005, and ending January 31, 2015, based upon construction commencing on or about August 15, 2004.  The end date of the initial term will not be adjusted based upon the occupancy date and commencement date of the lease term.

(A)                              OPTIONS TO RENEW.  Provided Tenant has complied with all of the terms and conditions of this Lease, and is not otherwise in default Tenant shall have the option to extend this Lease for two (2) additional terms of five (5) years each from and after the original lease term, by giving to Landlord written notice of the exercise of such option at least 120 days prior to the expiration of the original term or any renewal term.  If the option is exercised, this Lease shall be extended on the same terms and conditions as for the original term, except that the monthly rental in effect at the end of the initial lease period or any renewal term shall be increased pursuant to the provisions described in paragraph 4 below.

Landlord shall not be liable to Tenant for damages resulting in delays in having the Building suitable for occupancy because of delays in construction.

4.                                       RENT.  The rent herein described and agreed to be paid by Tenant to Landlord is based upon a total estimated project cost to Landlord not to exceed $1,400,000, including the amount of $160,000 dollars allocated to the underlying real estate.  If the construction costs exceed this estimate because of the changes requested by Titan, the rent shall increase to reflect the increased cost to Landlord.  Increased costs due to Landlord design or material requests shall not cause an adjustment in rent.

For years one (1) through five (5) of the lease term, Tenant shall pay to the Landlord, at its office or such other place designated by the Landlord, without deduction or setoff whatsoever, an annual rent of One Hundred Thirty-One Thousand ($131,000).  The rent will be payable in equal monthly installments of Ten Thousand Nine Hundred Sixteen and 67/100 Dollars ($10,916.67) on the first day of each month during the entire term of the Lease.  The rent for the first month, if occupancy is on other than the first day of the month, will be prorated for the month and due on the occupancy date.  The rent shall be considered delinquent on the 10th day of the month if not paid.

The rent will be increased for years six (6) through ten (10) commencing February 1, 2010, to an amount equal to the lesser of two and one-half percent (2 1/2%) per year (compounded annually) or the increase in the Consumer Price Index, as described below, from the lease commencement (occupancy) date.  In no event shall the rent be less than the initial rent.

On February 1, 2010, and on the 1st day of each of the five (5) year renewal terms, Landlord shall ascertain the Consumer Price Index for all urban consumers of the Bureau of Labor Statistics, United States Department of Labor (or other similar governmental or institutional indexes should the Department of Labor discontinue the same).  Landlord shall also determine said Index for February 1, 2005.  Landlord shall determine the percentage increase, if any, of such Index on February 1, 2010, February 1, 2015 and February 1, 2020, as compared to the Index for February 1, 2005.  The monthly rental shall be adjusted upward beginning on the first day of the sixth (6th) year, subject to the provisions of the immediately-preceding paragraph.  Rent for each of the two (2) five (5) year renewal terms will be calculated based upon the Consumer Price Index in accordance with the preceding sentences.  In no event shall the rent be less than the initial rent.  The adjusted rent shall be payable monthly as provided above.  Pending the determination of the additional amount, if any, to be paid by Tenant, Tenant shall continue to pay the rent at the rate previously paid until the additional amount has been determined.  The Tenant, on the first day of the month immediately following the furnishing by Landlord to Tenant of the computation thereof, shall pay to Landlord the accrued increase up to and including the first day of the month such payment would have otherwise been paid.

5.                                       COMMON EXPENSES.

(A)                              Area Included.  The Leased Premises shall include the use in common with others of the parking lot described in paragraph 1.a. above and common areas and facilities which may be developed in the future as part of the Rocking Horse Farm First Subdivision, subject to rules and regulations for use prescribed by Landlord.

(B)                                Common Expenses.  Landlord shall make arrangements for the maintenance and cleaning of the exterior windows on the Building, snow removal, yard care and cleaning, and exterior painting or finishing of the Building.  Tenant shall pay such expenses associated with Lot 3.  If not separately billed to Tenant, Tenant shall monthly pay its expenses within ten (10) days of the billing by Landlord.

6.                                       REAL ESTATE TAXES.  Tenant shall pay all real estate taxes and installments of special assessments levied and assessed against the Leased Premises, including the Tenants improvements to the Leased Premises.  The real estate taxes and installments of special assessments shall be paid on or prior to February 15 of each year and at no time shall the Tenant allow the real estate taxes and installments of special assessment to become delinquent.  Landlord, upon receipt of the tax statement, will promptly deliver the statement to Tenant.  Upon payment of the taxes, Tenant shall provide proof of payment to Landlord.  Real estate taxes and installments of specials for any partial year in the lease term shall be prorated between the parties, except Tenant shall pay all 2005 payments.

7.                                       UTILITIES.  Tenant shall pay for all telephone, fuel, electricity, gas, oil, water, sewer and other utilities used on the Leased Premises, including utility expenses related to a drain field and water well to be constructed on Lot 3.  If the City of Fargo requires the connection to city water and sewer, the costs or assessments associated with such installation shall be paid by Tenant as part of its obligation under paragraph 6 above.

8.                                       INSURANCE.

(A)                              Tenant, at its expense, shall carry fire and extended coverage insurance upon the Building and any Tenant improvements to the Leased Premises in an amount equal to the “full replacement value” and against all loss or damage customarily included under standard “all risk” policies.  Landlord shall be named as an additional insured and loss payee under the policy.  Copies of the building insurance policy and/or certificates of insurance shall be delivered to Landlord.  The building insurance policy shall require the insurance company to notify Landlord, in writing, not less than thirty (30) days prior to the effective cancellation date of the insurance.

(B)                              Tenant, at its own expense, shall keep in force public liability insurance, to include commercial general liability insurance, contractual liability insurance and personal injury liability coverage with respect to the leased premises, with limits of at least $1,000,000 for one person and $3,000,000 for more than one person injured or killed, and at least $500,000 for property damage in any one accident, with the Landlord named as an additional insured.  Copies of liability insurance policies or certificates of insurance shall be delivered to Landlord.  All policies shall require the insurance company to notify Landlord, in writing, at least thirty (30) days prior to any cancellation of the insurance and that no act or omission of others shall avoid coverage as to Landlord.

9.                                       WAIVER OF SUBROGATION.  The parties release each other from all claims for recovery for any loss or damage to any of its property which is insured under an insurance policy to the extent of any recovery collectible under the insurance.  This release and waiver shall apply only when permitted by the applicable insurance policy.

10.                                 DAMAGE OR DESTRUCTION.  If the Building shall be partially or totally damaged by fire, flood or other casualty so as to become partially or totally untenable, the Building shall be rebuilt as soon as reasonably possible at the expense of the Landlord, but only to the extent of the insurance proceeds available.  To the extent that portions (or all) of the Building are not useable and the Tenant’s business is substantially interfered with, the rent and other charges due from Tenant to Landlord shall be proportionately abated during the period of reconstruction.

Tenant shall give Landlord immediate notice of any damage or destruction to the Leased Premises.

11.                                 CONDEMNATION.  If any part of the Leased Premises is taken over or condemned for a public or quasi-public use and a part remains which is suitable for occupancy, this Lease shall, as to the parts so taken, terminate on the date title shall vest in the condemnor and rent payable shall be adjusted so Tenant shall pay only that portion of the rent as the value of the part remaining bears to the value of the entire Leased Premises at the date of condemnation.

The parties shall cooperate in applying for and in prosecuting any claim for condemnation award.  The award, after deducting all expenses, including attorney’s fees, shall be divided, and Tenant shall be entitled to that portion of the award which would be awarded for its leasehold interest and expenses for moving its fixtures and property.

12.                                 ASSIGNMENT.  Tenant shall not assign, sublet or mortgage this Lease or any right hereunder without prior written consent of Landlord.  Subletting space to a related or commonly owned company is authorized without Landlord consent.  If assignment or subletting is permitted, Tenant shall continue to be liable for the rent and performance of all covenants in the Lease.  Neither this Lease nor any right hereunder shall be assignable by operation of law, including bankruptcy or other law relating to debtors, and no trustee, receiver, sheriff, creditor or purchaser at judicial sale, or any officer of any court shall acquire any right under this Lease or to the possession or use of the Leased Premises or any part thereof without the prior written consent of Landlord.  If this Lease or the Leased Premises or any interest therein is levied on by any legal process against Tenant, at the option of Landlord, the Landlord may terminate the Lease on not less than ninety (90) days notice to Tenant.

13.                                 REPAIRS AND MAINTENANCE.  To the extent the insurance procured by the Tenant does not cover damage or repair, Landlord shall be responsible for keeping the foundation, exterior walls and roof of the Building in good repair.  Tenant shall keep the HVAC, plumbing and electrical systems in good repair.  Specialized plumbing, electrical, communication or HVAC equipment or systems included in Leased Premises shall be the responsibility of the Tenant.

Subject to the provisions of paragraph 5 above, Tenant, at its cost, shall keep all portions of the Leased Premises clean, maintained and in good repair, including the parking lot described in paragraph 1(a) above, plumbing, doors, windows, hardware, glazing, including all necessary replacements, interior painting, floor covering and normal wear and tear items.

The Leased Premises shall not be altered or changed from the plans and specifications attached hereto and incorporated by reference herein as Schedule 1.B. without the prior written consent of the Landlord, which consent shall not be unreasonably withheld.  “Fit-up” of the unfinished areas of the Building shall be the sole responsibility of the Tenant, and the design and materials used are subject to Landlord approval.

14.                                 ENVIRONMENTAL.  Tenant shall take all necessary precautions to not allow the deposit or placing of hazardous substances and to immediately remove any hazardous materials from the Leased Premises.

Tenant shall at all times conform to city, county, state and federal guidelines relating to the presence or disposal of hazardous substances, including the maintenance, control and disposal of such hazardous substances.  For purposes of this Lease Agreement, hazardous substances means hazardous waste, toxic substances and such other materials as may be defined as hazardous by state and federal ordinance, statute or regulation.  Tenant shall defend, at Tenant’s expense, and at all times indemnify and hold Landlord harmless from any such lien, claim, action, or demand, by any governmental agency or third party for damages, remedial or otherwise, resulting from the presence, release or disposal of any hazardous substance located on or generated from the Leased Premises.  In the event the Landlord becomes aware of any such claim and the Landlord so notifies the Tenant, the Tenant shall have a reasonable period of time under the circumstances to cure the default resulting from Tenant’s breach of this provision.

15.                                 INDEMNITY.  Tenant shall hold Landlord harmless and free from all liability and claims for damages by reason of any injury to any persons, including Tenant, or property, including Tenant’s, and occurring during Tenant’s occupation of the Leased Premises.  Tenant shall indemnify and save Landlord harmless from all liability, loss, costs, attorney’s fees and obligations arising out of such claims.

16.                                 LANDLORD’S ACCESS.  Landlord may enter upon the Leased Premises and Tenant improvements of the Leased Premises at any reasonable times to inspect the same.

Landlord shall not unreasonably interfere with Tenant’s business, nor shall Tenant be entitled to any abatement of rent by reason of the exercise by Landlord of any rights hereunder.

17.                                 NOTICES.  Any notice required or desired to be given by either party shall be deemed given if left at the address of the party, delivered (with proof of delivery) by facsimile or electronic mail, or deposited in the United States Post Office for certified mail, return receipt requested, postage prepaid, at the following:

To the Landlord:	Rocking Horse Farm, LLC
Attn: Ken Promersberger
4838 Rocking Horse Circle
Fargo, ND 58104
Ph: 701-492-9194
Fax: 701-277-4611
E-mail: ken@promersberger.com

To the Tenant:	Titan Machinery, Inc.
Attn: Ted O. Christianson, CFO
4645 8th Avenue SW, Suite 1
PO Box 10818
Fargo, ND 58106
Ph: 701-356-0141
Fax: 701-356-0139
E-mail: ted.christianson@titanmachinery.com

18.                                 SIGNS AND COVENANTS.  Tenant may, at its own expense, install a sign on the gate at the entrance to the parking lot, which design may be submitted by Landlord or, if not, subject to Landlord approval.  Tenant acknowledges that Landlord desires to maintain a common theme regarding properties in the development and Tenant’s signage will be required to comply with Landlord’s intentions.  Upon termination of the Lease, all signage will be removed by Tenant, at its expense.

Tenant has advised that it proposes to locate an antique tractor on the grounds of the Leased Premises.  Landlord consents to the same, subject to final approval of the Landlord regarding location and the form of the installation.  If placed on the Leased Premises, the tractor shall be kept in good, presentable condition.

Landlord is in the process of developing covenants and restrictions affecting Rocking Horse Farm First Subdivision.  Tenant agrees to comply with all such covenants and restrictions once adopted by Landlord, provided such covenants and restrictions are applicable to all other tenants or owners of Lots 1 through 5 in Rocking Horse Farm First Subdivision.

19.                                 QUIET POSSESSION.  Tenant, upon paying the rent and performing the agreements of this Lease, shall peaceably and quietly have, hold and enjoy the Leased Premises for the specified term.

20.                                 LIENS.  Tenant shall not permit any mechanic’s or other lien to stand against Landlord’s property arising out of any act or omission of Tenant.  Tenant may contest the validity or amount of any lien if Tenant gives Landlord security required by Landlord to ensure payment or prevent any forfeiture of the property.  Tenant shall have all liens released or judgments satisfied at Tenant’s expense.

21.                                 SUBORDINATION.  This Lease and all rights of Tenant hereunder shall be subject and subordinate to the lien of any and all mortgages that may now or hereafter affect the Leased Premises or any part thereof, and to any or all renewals, modifications or extensions of any such mortgages.  Tenant shall, on demand, execute, acknowledge and deliver to Landlord, without expense to Landlord, any and all instruments that may be necessary or proper to subordinate this Lease and all rights therein to the lien of any such mortgage or mortgages, and each renewal, modification or extension, and if Tenant shall fail at any time to execute, acknowledge and deliver any such subordination instrument, Landlord, in addition to any other remedies available in consequence thereof, may execute, acknowledge and deliver the same as Tenant’s attorney-in-fact and in Tenant’s name.  Tenant hereby irrevocably makes, constitutes and appoints Landlord, its successors and assigns, its attorney in fact for that purpose.

22.                                 BANKING.  Tenant acknowledges that Landlord will procure financing to construct the Building and other improvements on the underlying real estate of the Leased Premises.  Landlord’s lender has required that Tenant, as the sole occupier of the Building provide audited financial statements, including a balance sheet and income or profit and loss statements, on an annual basis.  Tenant represents that its financial statements are audited by the company’s accountant and that within ten (10) days following delivery of the audited financial statements to Tenant by accountant, Tenant shall cause the same to be delivered to Landlord or Landlord’s designee.  In no event shall the audited financial statement be delivered later than the 1st day of July of each year.

23.                                 REQUIREMENTS OF PUBLIC AUTHORITY.  Tenant shall comply with all covenants and restrictions of record, and all laws, ordinances and regulations of governmental authority which affect the Leased Premises, Building, improvements, business or use thereof.  Tenant shall obtain, at its own expense, all licenses and permits necessary for Tenant’s business.

24.                                 DEFAULT.  If Tenant shall fail to pay the rent when due or defaults in any provisions of this Lease, or if Tenant shall make an assignment for the benefit of creditors, enter bankruptcy, receivership or insolvency, Landlord may, at its election, give notice to Tenant in writing of its intention to terminate the Lease.  Tenant shall have ten (10) days after notice is sent to cure any default arising out of its failure to pay rent and shall have thirty (30) days after notice is sent to cure any other default.  If default continues thereafter, Landlord may declare the term ended and re-enter the Leased Premises without a forfeiture of rents to become due hereunder, either with or without process of law, and to remove the Tenant and all persons on the Leased Premises, using force as may be necessary to repossess and enjoy the Leased Premises without prejudice to any other remedy which might be available.  Landlord may re-rent at a price and terms as Landlord determines, and receive the rent applying it to payment of the rent due under this Lease, after all expenses of re-rental, including advertising, rental commissions, decorating, repairs and maintenance.  Tenant shall pay any deficiency and remain liable for failure to comply with all terms and conditions of the Lease.  Landlord may, but is not obligated to, make payments or to keep covenants required of Tenant under this Lease.  All expenses of Landlord in so doing shall be additional rent and paid by Tenant to Landlord.  All of Landlord’s remedies are cumulative and pursuit of any remedy shall not be an election of remedies.  Landlord shall have all remedies allowed by law and this Lease.

If Landlord is in default under this Lease, Landlord shall have thirty (30) days time to cure the default after written notice specifying the default to Landlord by Tenant.  If the default cannot be cured within thirty (30) days but Landlord is proceeding in good faith to cure the default, the cure period will be extended for so long as Landlord continues the process of cure.

25.                                 OPTION TO PURCHASE.  Provided Tenant is not in default under the Lease, Landlord hereby gives and grants to Tenant and/or Dealer Sites, LLC, (provided that Meyer Family Limited Partnership and Adam Smith Income Partners, LLC, own voting control of Dealer Sites, LLC) the option of purchasing the Leased Premises under the terms and conditions that follow:

(A)                              Tenant’s option to purchase shall come into effect at the end of the 6th year of the initial term of this Lease (January 31, 2011).  If Tenant intends to exercise the option immediately following the expiration of the 6th year, pursuant to the provisions below, Tenant would give Landlord notice of its exercise of the option on or prior to August 1, 2010, with a contemplated closing on or following January 31, 2011.  Unless otherwise agreed to between the parties, Tenant’s option to purchase the property is an annual option with the closing contemplated to be on or following the last day of each year of the lease term from and after the expiration of the initial six years of the lease.

(B)                                The option shall expire, unless sooner exercised, on January 31, 2015, provided the Lease is still in full force and effect.  However, should Tenant exercise its option to renew the lease, this option to purchase shall continue for so long as the lease is in full force and effect.

(C)                                The option may be exercised by Tenant by delivering to Landlord, not later than August 1 of the year immediately preceding the closing date a written notice stating that Tenant exercises the option and fixing a date for conveyance of the Premises (Date of Closing), which date shall be on or following January 31 of the year following the notice unless otherwise agreed to by Landlord.  With the option notice, Tenant shall deliver to Landlord earnest money of Twenty Thousand Dollars ($20,000).

(D)                               If the option is duly exercised as provided above, Landlord agrees to sell to Tenant and Tenant agrees to purchase from Landlord the Premises for the price of One Million Four Hundred Thousand Dollars ($1,400,000), plus the amount of construction costs associated with Tenant-requested changes, if any, and the later costs incurred by Landlord, if any, to “fit up” the unfinished space (the “base price”), plus the following:

(1)                                  The increase in the Consumer Price Index as calculated pursuant to ¶ 4 above off the base price above described, but in no event shall the increase be less than three percent (3%) compounded annually from and after the lease commencement date or greater than four percent (4%), again compounded annually; and

(2)                                  any prepayment penalties or other costs incurred by Landlord to pay the mortgage note at closing.

Monthly rentals paid shall not be credited against the purchase price and shall continue to be paid until closing.

(E)                                 Within thirty (30) days following receipt by Landlord of notice of Tenant’s election to exercise this option, Landlord shall deliver to Tenant an Abstract of Title showing good and marketable title, free and clear of all liens and encumbrances, taxes and special assessments, except installments of special assessments or assessments for special improvements which have not been certified to the County Auditor or Treasurer for collection.  The abstract will be continued by the Tenant, at Landlord’s expense.  If the abstract contains evidence of mortgages against the Leased Premises, Landlord shall deliver to Tenant, a statement from the mortgagee describing the balances due and owing as of the proposed Date of Closing, including an estimate of the expenses described in subparagraph (2) above.  Tenant shall have thirty (30) days in which to give written notification to Landlord of any objections Tenant has to the title or any such objections shall be deemed waived.

At closing, Tenant shall deliver to Landlord the purchase price, less customary credits, payable in cash or by check certifying such funds.  Landlord shall deliver to Tenant good and sufficient warranty deed, together with documents indicating the satisfaction of any mortgages.

(F)                                 If an association is to be established for the owners of property in Rocking Horse Farm First Subdivision, Tenant will be a member of the owner association.

26.                                 RIGHT OF FIRST REFUSAL.  In the event Tenant exercises the option and does purchase the Leased Premises from the Landlord pursuant to the provisions of paragraph 25 above, Tenant will grant to Landlord or the owner will expressly reserve a right of first refusal to repurchase the Leased Premises in the event Tenant intends to sell the same.  Upon receiving a bona fide offer, an offer Tenant intends to accept, Tenant shall notify Landlord of such offer, together with the terms of payment.  The Landlord may, within thirty (30) days following notification from Tenant, notify Tenant, in writing, of its intent to repurchase the Leased Premises pursuant to the terms of the notification given by Tenant.

27.                                 NONWAIVER.  No waiver by a party of any breach by the other of its obligations hereunder shall be a waiver of any other subsequent or continuing breach.  Forbearance by a party to seek a remedy for any breach by the other shall not be a waiver of its rights or remedies with respect to the breach, or the required time of payment of rent or performance of a party’s obligations.

28.                                 HOLDING OVER.  If Tenant shall continue to occupy the Leased Premises after termination of this Lease, such occupancy shall create a tenancy at will only and shall not be a renewal of this Lease.  Tenant shall pay rent for the Leased Premises at the same rate per month as under the last preceding tenancy.

29.                                 SURRENDER.  At the termination of this Lease for any reason, Tenant shall quit and surrender the Leased Premises in as good condition as when received, reasonable wear and tear or causes beyond Tenant’s control excepted.

Tenant shall remove its fixtures, equipment, signage and property installed by Tenant and shall repair all damages caused by removal.

30.                                 OBLIGATION OF PARTIES.  The agreements in this Lease shall be binding upon and enforceable by the parties, their heirs, representatives, successors and assigns.

31.                                 RELATIONSHIP OF PARTIES.  Nothing contained in this Lease or any act or omission of the parties shall be construed to create a relationship of principal and agent, partnership, joint venture or association or any relationship between the parties other than the relationship of Landlord and Tenant.

32.                                 GOVERNING LAW.  This Lease covers property in North Dakota and shall be construed according to North Dakota law.  Invalidity of any provision of this Lease shall not affect the validity of any other provision.

The parties have signed this Lease the day and year first written above.

ROCKING HORSE FARM, LLC

By:	/s/ Ken Promersberger
Ken Promersberger
Its: President
Landlord

TITAN MACHINERY, INC.

By:	/s/ Ted O. Christianson
Ted O. Christianson
Its: Chief Financial Officer
Tenant

STATE OF NORTH DAKOTA

COUNTY OF CASS

The foregoing instrument was acknowledged to before me this 2nd day of August, 2004, by Ken Promersberger the President of Rocking Horse Farm, LLC, a North Dakota limited liability company, who executed the same for and on behalf of the limited liability company.

/s/ Timothy R. Meyer
Notary Public

STATE OF NORTH DAKOTA

COUNTY OF CASS

The foregoing instrument was acknowledged to before me this 2nd day of August, 2004, by Ted O. Christianson, the Chief Financial Officer of Titan Machinery, Inc., a corporation, who executed the same for and on behalf of the corporation.

/s/ Timothy R. Meyer
Notary Public

GUARANTY

In order to induce Landlord to enter into this Lease with Tenant, David Meyer, and in consideration thereof, personally does hereby unconditionally guaranty to Landlord that Tenant willfully and promptly pay and discharge all its present and future obligations to Landlord under the above-described Lease and under each and every modification, amendment and renewal thereof, and does further unconditionally guarantee the prompt payment when due of any and all monies agreed to be paid to Landlord by Tenant under the Lease, irrespective of any invalidity thereof or the unenforceability thereof.  I further agree to pay on demand all sums due or to become due from and all losses, costs, reasonable attorneys’ fees or expenses which may be suffered or incurred by Landlord by reason of Tenant’s default or default of the undersigned.

Notwithstanding the above, the undersigned’s guaranty will be limited to the rental payments and other financial obligation (i.e. real estate taxes, insurance and common expenses) due and payable by the Tenant during the first five (5) years of initial lease term.

/s/ David Meyer
David Meyer

Schedule 1.A.

See attached site plan.

Schedule 1.B.

See attached Building plans and specifications.

Schedule 1.C.

Landlord construction and “fit up” responsibilities

1.             Building structure, roof, doors and windows

2.             Parking lot and lighting

3.             Sidewalks

4.             Landscaping

5.             Utility services to building

6.             Window coverings (blinds)

7.             Interior walls, taped and painted

8.             Floor coverings

9.             Building HVAC systems

10.           Basic lighting fixtures

11.           Basic electrical systems

12.           Kitchen cabinets and bathroom counters

13.           Bathroom fixtures

14.           Dumpster/transformer enclosure

15.           Entrance gate(s)

16.           Emergency lighting system

17.           Security system

18.           Water well

19.           Septic system/drain field

Tenant “fit up” responsibilities

1.             Special computer HVAC requirements

2.             Telephone system

3.             Computer cabling system, including internet

4.             Kitchen appliances

5.             Signage (interior and exterior)

6.             Pads for antique farm equipment

7.             Workroom millwork

8.             Reception counter/snack bar

9.             Coat hooks/racks

Schedule 5.B.

Estimate of Annual Expenses

for Titan Building

1. Real estate property taxes	$24,000
2. Special assessments (asphalt road surfacing only)	2,600
3. Property (building) insurance	6,000
4. Heat/electricity	9,000
5. Yard (lawn) and snow removal	5,500
6. Security system	200
7. Maintenance, including parking lot	1,000
8. Window cleaning	500
9. Waste management	700
10. Rug clean/rental	700
11. Water/sewer (currently)	0
12. Janitorial	unknown
$50,300

[approximately $4.00 per square foot]

ADDENDUM NO. 1 TO LEASE

THIS ADDENDUM is made and entered into this 13th day of September, 2005, to be in all things effective March 11, 2005, by and between ROCKING HORSE FARM, LLC, a North Dakota limited liability company (“Landlord”) and TITAN MACHINERY, INC., a corporation duly licensed to conduct business in the State of North Dakota (“Tenant”).

WHEREAS, Landlord and Tenant entered into a Lease Agreement dated August 2, 2004, which Lease contemplated the construction of a building on the Leased Premises, as defined in the Lease; and

WHEREAS, the Building has been completed; and

WHEREAS, there were cost overruns because of changes requested by Tenant totaling $77,642 and, pursuant to paragraph 4 of the Lease, the parties have determined that the rent shall be adjusted as herein described.

NOW, THEREFORE, in consideration of the Lease, the construction of the Building and the Tenant’s occupancy of the same, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Where the terms of this Addendum are inconsistent with the terms and conditions of the Lease, the terms and conditions of this Addendum shall apply.

2.  The Tenant acknowledges that Landlord has arranged for financing the cost overruns and incurred additional out-of-pocket bank costs and expenses in arranging for such financing in the approximate amount of $294.  This amount has been added to the cost overruns in calculating the new monthly rent.

3.  Paragraph 3 with regard to the Term is clarified for the sole purposes of the parties agreeing that the lease commencement date is March 11, 2005.  The expiration date of the original ten (10) year term remains as January 31, 2015.

4.  The following terms shall apply with regard to the rent described in paragraph 4 of the Lease:

(a)  Tenant commenced paying rent in the amount of $10,916.67 per month on April 1, 2005.  Tenant also paid Landlord for the prorated rent for the period from and after March 11, 2005.  Tenant has timely paid all other monthly rent payments through the rent payment paid September 1, 2005.

(b)  For years one (1) through five (5) of the initial ten (10) year lease term, the rent, to cover the construction cost overruns and additional costs described above, shall be adjusted upward to a monthly rent installment of $12,563.01 per month.

(c)  Upon execution of this Addendum No. 1, Tenant has caused to be paid to Landlord the sum of $11,524.38 representing the “make-up” rent for the increase described in subparagraph (b) above for the months of March 2005 through September 2005.  Commencing on October 1, 2005, and each month thereafter through the rent due February 1, 2010, the monthly rent obligation shall be $12,563.01.

(d)  Commencing with the rent payment due March 1, 2010, and for the remaining five (5) years of the initial (10) year term, the rent will be adjusted upward pursuant to the provisions of paragraph 4, but based on a base rent for the initial five (5) years of $10,916.67.

5.  Paragraph 25(D) of the Lease shall continue to reflect a purchase price of $1,400,000 upon which Tenant’s option to purchase shall be based.  The purchase price will be adjusted annually pursuant to paragraph 25(D)(1) and (2).

6.  Except as amended, qualified or explained in this Addendum No. 1, the terms and conditions of the August 2, 2004 lease, shall remain in full force and effect.

7.  This Agreement shall be binding upon the respective successors and assigns of the parties hereto.

ROCKING HORSE FARM, LLC		TITAN MACHINERY, INC.

By:	/s/ Ken Promersberger	By:	/s/ Ted O. Christianson
Its: President		Its: Chief Financial Officer

ACKNOWLEDGEMENT

The undersigned, David Meyer, the guarantor of Tenant’s obligations under the Lease, consents to the above-described Addendum No. 1 and confirms and acknowledges that his unconditional guaranty remains in full force and effect for the first five (5) years of the initial lease term.

/s/ David Meyer
David Meyer

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